Exhibit 5.1

333 West Wolf Point Plaza Chicago, IL 60654 United States +1 312 862 2000 www.kirkland.com	Facsimile: +1 312 862 2200

September 3, 2025

Firefly Aerospace Inc.

1320 Arrow Point Drive, #109

Cedar Park, Texas 78613

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Firefly Aerospace Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of an aggregate of up to 48,371,881 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of: (i) up to 28,932,000 shares of Common Stock that may be issued by the Company under the Firefly Aerospace Inc. 2025 Omnibus Incentive Plan (the “Omnibus Plan”), (ii) up to 3,853,000 shares of Common Stock that may be issued by the Company under the Firefly Aerospace Inc. 2025 Employee Stock Purchase Plan (the “ESPP”) and (iii) up to 15,586,881 shares of Common Stock issuable upon the exercise of options granted and outstanding under the Company’s Amended and Restated Firefly Aerospace, Inc. 2017 Stock Plan (the “2017 Stock Plan” and, together with the Omnibus Plan and ESPP, the “Plans”), including shares of Common Stock that may again become available for delivery with respect to awards under the Plans pursuant to the share counting, share recycling and other terms and conditions of the Plans.

In reaching the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the corporate and organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the Registration Statement, (iii) the Plans and (iv) the Registration Statement and the exhibits thereto.

We have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of

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Firefly Aerospace Inc.

September 3, 2025

the parties thereto (other than the Company) and the due authorization, execution and delivery of all documents by the parties thereto (other than the Company). We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Company.

We have further assumed that at all future times relevant to this opinion the number of shares of Common Stock that the Company is authorized to issue pursuant to its charter will exceed the number of shares of Common Stock outstanding and the number of shares of Common Stock that the Company is obligated to issue (or had otherwise reserved for issuance) for any purposes by at least the number of Shares.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the applicable Plan and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the Shares will be validly issued, fully paid and non-assessable.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware. We express no opinion as to any other law or any matter other than as expressly set forth above, and no opinion as to any other law or matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof, and we expressly disclaim any obligation to update or supplement this letter or advise you of any change in any matter after the date hereof.

This opinion may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kirkland & Ellis

KIRKLAND & ELLIS LLP